Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements:

1.Registration statements (Form F-3 Nos. 333-266228, 333-266930, 333-271343 and 333-274862) of Pagaya Technologies Ltd.,

2.Registration statements (Form S-8 Nos. 333-265739 and 333-274540) pertaining to the 2016 Equity Incentive Plan, Stock Option Sub-Plan for United States Persons to the 2016 Equity Incentive Plan, 2021 Equity Incentive Plan, Stock Option Sub-Plan for United States Persons to the 2021 Equity Incentive Plan, 2022 Share Incentive Plan and Sub-Plan for Israeli Participants to the 2022 Share Incentive Plan, and the 2023 Employee Stock Purchase Plan of Pagaya Technologies Ltd.;

of our report dated March 8, 2024 (except for the presentation of long-term assets as described in Note 19B. and subsequent event as described in Note 20C., as to which the date is April 25, 2024) with respect to the consolidated financial statements of Pagaya Technologies Ltd., included in this Annual Report (Form 10-K) of Pagaya Technologies Ltd. for the year ended December 31, 2023.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	Kost Forer Gabbay & Kasierer
April 25, 2024	A Member of EY Global